October 1, 2025
Ronald J. Masciantonio, Esquire

Dear Ron:

Thank you for your devoted service to Five Below, Inc. (the “Company”). This letter agreement is intended to memorialize our discussions regarding the cessation of your employment with the Company.

Today, October 1, 2025 (the “Cessation Date”), is your last date of employment with the Company. By signing this letter agreement, you hereby resign all offices, titles and positions with the Company, its affiliates and with the Five Below Foundation as of the Cessation Date and agree to execute such further documents as the Company may reasonably request to confirm such resignation.

Provided that you execute the release of claims attached to this letter agreement following the Cessation Date and such release of claims becomes irrevocable no later than 60 days following the Cessation Date, you will receive a lump sum payment of $500,000, less withholding taxes, pursuant to (and subject to the requirements of) the Company’s Executive Severance Plan (the “Severance Plan”). In addition, in lieu of the monthly COBRA subsidy contemplated by the Severance Plan, you will receive a lump sum payment of $21,448, less withholding taxes, intended to offset your cost of obtaining 12 months of COBRA continuation coverage under the Company’s group health plan. These lump sum payments will both be made to you on the first regularly scheduled payroll date that occurs more than 60 days after the Cessation Date, provide the above-described release condition has been satisfied.

You agree to make yourself reasonably available for 180 days following the Cessation Date, at mutually agreeable times and via video conference and/or phone, to advise the Company’s senior management regarding the transition of your duties. In consideration for this and subject to your satisfaction of the above-described release condition and your fulfillment of your obligations under this letter agreement: (i) the Company will treat the transition support described in this paragraph as vesting service for purposes of your 3,482 restricted stock units scheduled to vest in January and March 2026, (ii) you will remain eligible to receive a pro-rata portion of your 2025 short-term incentive award based on actual corporate performance, with any amount earned paid at the same time that 2025 short-term incentive payments are made to remaining officers (and with the pro-rata percentage being 66.48%, which is the number of days of fiscal 2025 transpired through the Cessation Date, divided by the total number of days in fiscal 2025), and (iii) to offset your cost of obtaining outplacement services, the Company will make a lump sum payment to you of $10,000, less withholding taxes, on the first regularly scheduled payroll date that occurs more than 60 days after the Cessation Date.

You also agree that, both before and at any time after the Cessation Date, you will cooperate fully with the Company and its counsel with respect to any matter relating to your tenure with the Company upon reasonable notice by the Company (including, without limitation, litigation, investigations, or governmental proceedings and, in particular, the securities class action litigation currently pending in the Eastern District of Pennsylvania against the Company, Joel Anderson and Ken Bull, as well as any follow up to the investigation conducted by the Special Litigation Committee of the Company’s Board of Directors in response to demands received from purported shareholders of the Company that related to the allegations in the class action litigation). The Company will reimburse reasonable expenses incurred by you in fulfilling your obligations under this paragraph (including, where necessary, the reasonable costs of legal representation).

The Company will exercise commercially reasonable efforts to schedule and limit its need for your assistance as described in the preceding two paragraphs, so as not to interfere with your personal and other professional commitments.

By signing this letter agreement, you agree that no other compensation or other amounts are payable in connection with the cessation of your employment. Without limiting the generality of the preceding sentence, you agree and acknowledge that, except as expressly described herein: (i) you will forfeit all outstanding equity incentive awards as of the Cessation Date, and (ii) the cessation of your employment with the Company will not entitle you to severance payments or benefits under any other severance plan, agreement, program or arrangement.

You are required to return all Company property no later than the Cessation Date. You acknowledge and agree that any non-solicitation, non-disclosure, non-compete, proprietary information or similar agreement you previously executed with the Company (each, a “Restrictive Covenant Agreement”) continues to apply in accordance with its terms and you hereby affirm your obligations thereunder. You also agree that you will not at any time make, publish or communicate any disparaging remarks, comments, or statements regarding the Company or its businesses, or any of its employees, officers, or directors.

However, nothing in this letter agreement, the attached release of claims or any Restrictive Covenant Agreement will (x) prohibit you from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (y) require prior approval by the Company or notification to the Company of any such report or (z) prevent you from collecting a monetary award in connection with such report.

This letter agreement represents the entire agreement and understanding between the Company and you regarding the cessation of your employment with the Company and your entitlements in connection with such cessation, and supersedes and replaces any prior discussions or agreements regarding those topics.

Neither the execution of the letter agreement by any of the parties, nor the terms hereof, constitute or should be construed to constitute any admission or evidence of any wrongdoing, liability or violation of any federal, state or local law or the common law on the part of any of the parties. The letter agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard for choice of law provisions.

This letter agreement and the release of claims attached hereto are executed voluntarily, without any duress or undue influence.

Please countersign below to indicate that you agree to the terms of this letter agreement. I wish you much luck and success in your future endeavors.

Sincerely,

/s/ Molly Gellerman
Molly Gellerman
EVP, Human Resources

Acknowledged and agreed by:

/s/ Ronald J. Masciantonio
Ronald J. Masciantonio
Date: 10/1/2025

RELEASE OF CLAIMS

IN CONSIDERATION of the payments, benefits, terms and conditions set forth in the letter agreement entered into by and between Five Below, Inc., a Pennsylvania corporation (the “Company”) and Ronald J. Masciantonio (“Executive”) dated as of October 1, 2025, (the “Agreement”), and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, and assigns, hereby releases and discharges the Company and each of its past, present and future subsidiaries, divisions, affiliates and parents, and each of their respective current and former officers, directors, employees, agents, shareholders, employee benefit plans (and the administrator(s) and fiduciaries of such plans), attorneys, and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorney’s fees, costs, expenses, and demands whatsoever (“Claims”) which Executive and Executive’s heirs, executors, administrators, and assigns have, had, or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof (the “Release”). The Claims covered by this Release include, but are not limited to, all Claims relating to or arising out of Executive’s employment by the Company and the cessation thereof. The Claims covered by this Release also include, but are not limited to any and all Claims arising under any employment-related federal, state, or local statute, rule, or regulation, any federal, state or local anti-discrimination law, or any principle of tort, contract law or common law, including but not limited to, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, as amended, § 29 U.S.C. 206(d); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. §§ 200ff et seq., the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment Collection Law, and any other federal, state, or local statute; provided, however, that Executive does not release or discharge the Released Parties from any of the obligations of the Company to Executive under or pursuant to (i) the Company’s employee welfare benefit plans and employee benefit pension plans (other than severance benefit plans) applicable to Executive, subject to the terms and conditions of those plans, or (ii) claims for indemnification under the by-laws or policies of insurance of the Company, or under any indemnification agreement between Executive and the Company. It is understood that nothing in this Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Executive, any such wrongdoing being expressly denied.

If a Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceedings based on such a claim in which a Released Party is a party.

Executive represents and warrants that Executive fully understands the terms of this Release, that Executive has been and hereby is encouraged to seek, and has sought, the benefit of advice of legal counsel, and that Executive knowingly and voluntarily, of Executive’s own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as Executive’s own free act. Except as otherwise provided herein, Executive understands that, as a result of executing this Release, Executive will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated Executive’s employment or violated any of Executive’s rights in connection with Executive’s employment or otherwise.

Executive further represents and warrants that, other than claims, charges, reports or disclosures protected under the whistleblower provisions of federal law or regulation (which are not covered by the remainder of this sentence), Executive has not filed, and will not file or initiate, or cause to be filed or initiated on Executive’s behalf, any lawsuit against any of the Released Parties before any federal, state, or local agency, court, or other body asserting any Claims barred or released in this Release, and will not voluntarily participate in such a proceeding. If Executive breaches this promise, and the action is found to be barred in whole or in part by this Release, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this Release. Notwithstanding the foregoing, nothing in this Release shall preclude or prevent Executive from filing a lawsuit which challenges the validity of this Release. Nothing in this Release shall preclude or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission, Securities Exchange Commission, Occupational Health & Safety Administration or a similar state or local agency or pursuant to an applicable whistleblower statute. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in this Release shall (i) be construed to require Executive to make a representation or disclosure regarding any past reports (including voluntary reports) that Executive may have made that are protected under the whistleblower provisions of federal law or regulation or (ii) (x) prohibit Executive from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (y) require prior approval by the Company or notification to the Company of any such report or (z) prevent Executive from collecting a monetary award in connection with such report.

Executive may take twenty-one (21) days to consider whether to execute this Release and deliver it to the Company. Upon Executive’s execution of the Release, Executive will have seven days during which Executive may revoke such execution. In order for a revocation of the Release to be effective, written notice of such revocation must be received by Molly Gellerman at 701 Market Street, Suite 300, Philadelphia, PA 19106 within the aforementioned seven (7) day period.

If seven (7) days pass without receipt of such notice of revocation, this Release shall become irrevocable.

Executive understands that the severance payments and benefits provided under the Agreement are conditioned on this Release becoming irrevocable by the date specified in the Agreement.

IN WITNESS WHEREOF, Executive has executed this Release on the date indicated below, which may be no earlier than October 2, 2025.

EXECUTIVE

/s/ Ronald J. Masciantonio
Ronald J. Masciantonio
Date: October 2, 2025